Exhibit 6

CONSENT

In accordance with Section 321(b) of the Trust Indenture Act of 1939, the undersigned, CITIBANK, N.A., hereby consents that reports of examination of the undersigned by Federal, State, Territorial or District authorities may be furnished by such authorities to the Securities and Exchange Commission upon its request therefore.

Dated: December 27, 2012
CITIBANK, N.A.

	By:	/s/ Kristen Driscoll
Kristen Driscoll
Vice President